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                           UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION

                       WASHINGTON, D.C. 20549

                            FORM 12b-25

                   NOTIFICATION OF LATE FILING

                                                    SEC FILE NUMBER:
                                                        0-19599

                        (Check One):

( ) Form 10-K and Form 10-KSB  ( ) Form 20-F  ( ) Form 11-K
(X) Form 10-Q and Form 10-QSB ( ) Form N-SAR

                                                       CUSIP NUMBER:
                                                        981419 10 4

                 For Period Ended: June 30, 1997

[ ] Transition Report on 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended: _______________________________

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification related to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

Full Name of Registrant

                      WORLD ACCEPTANCE CORPORATION

Former Name if Applicable


Address of Principal Executive Office (Street and Number)
    108 FREDERICK STREET

City, State and Zip Code
    GREENVILLE, SC 29607

PART II - RULES 12b-25 (B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

    (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

    (b) The subject annual report, semi-annual report, transition report on
(X) Form 10-K, Form 10-KSB, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

    (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Forms 10-K and 10-KSB, 20-F, 11-K, 10-Q and 10-QSB, N-SAR or the transition report portion thereof, could not be filed within the prescribed time period.

        COMPUTER USED TO ELECTRONICALLY DOWNLOAD FILE TO EDGAR FILER DAMAGED BY LIGHTNING AND PACKAGE SENT BY FED-EX TO FILING AGENT DID NOT ARRIVE ON TIME.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     A.A. McLEAN III              864              298-9800
           (NAME)             (AREA CODE)     (TELEPHONE NUMBER)

(2) Have all other periodic reports required under Section 13 or 15(d)
    of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such
    report(s) been filed? If answer is no, identify report(s).   (X) Yes  ( ) No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
    thereof?                                                    ( ) Yes  (X) No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                  WORLD ACCEPTANCE CORPORATION
          (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                                   A.A. McLEAN



DATE  8-14-97            By: /s/ C. D. Walters
                                 C.D. WALTERS, Chairman of the Board,
                                 Chief Executive Officer and President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                            ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).